Exhibit 23.1

CONSENT OF ERNST & YOUNG, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2015 Share Incentive Plan, the 2013 Atlassian UK Employee Share Option Plan, the 2013 U.S. Share Option Plan, the 2014 Restricted Share Unit Plan, the 2015 Employee Share Purchase Plan and Options to Purchase Class B Ordinary Shares of Atlassian Corporation Plc of our report dated August 21, 2015, with respect to the consolidated financial statements of Atlassian Corporation Plc included in the Registration Statement (Form F-1 No. 333-207879) and related Prospectus of Atlassian Corporation Plc filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

December 7, 2015